UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 6, 2011 (December 31, 2010)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 15, 2010, OmniSource Indianapolis LLC (“OmniSource”), an indirect subsidiary of Steel Dynamics, Inc., filed a lawsuit against Carl Brizzi, as the Prosecutor of Marion County, Indiana, seeking the return of approximately $277,000 in cash seized from OmniSource on February 23, 2009, during a police raid on OmniSource’s Indianapolis scrap yard facilities. In its lawsuit against Mr. Brizzi, OmniSource claims that the police raid and seizure, purportedly involving certain isolated purchases by OmniSource personnel of a small amount of allegedly stolen scrap metal (and denied by OmniSource), actually constituted part of a meritless plan by Mr. Brizzi, and his contingent fee private lawyer to extract money from OmniSource under a threat of potential civil forfeiture of millions of dollars’ worth of the company’s property.

Consistent with OmniSource’s description of Brizzi’s motivation, on December 30, 2010, in the last hours of Mr. Brizzi’s power as Marion County Prosecutor, he filed a counterclaim to OmniSource’s complaint, seeking the civil forfeiture of all of OmniSource’s Indianapolis scrap facilities and certain other properties and facilities not even owned by the company, as well as the appointment of a receiver and other remedies. OmniSource believes that Brizzi’s Counterclaim is preposterous and without any factual or legal merit.

OmniSource is confident that the newly elected Prosecutor and his staff will want to review and re-examine Mr. Brizzi’s imprudent actions, including his decision to file this baseless Counterclaim against OmniSource in the waning hours of his administration’s existence.

In the meantime, OmniSource has moved to dismiss the Counterclaim.

OmniSource trusts that the new Marion County Prosecutor, Terry Curry, will recognize the lack of merit in any of the allegations made against OmniSource and will promptly dismiss all proceedings against the company.  If not, OmniSource will utilize every means to aggressively defend itself, its employees, its property and the fine commercial reputation it has built over more than a half century of service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Theresa E. Wagler

Date: January 6, 2011	By:	Theresa E. Wagler
	Title:	Chief Financial Officer